Page S-10

                                             EXHIBIT 23(a)


                 CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Eaton Corporation Share Purchase and Investment Plan of our reports (a) dated January 22, 1996, with respect to the consolidated financial statements of Eaton Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, and (b) dated June 12, 1995, with respect to the financial statements and schedules of Eaton Corporation Share Purchase and Investment Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 30, 1994, both filed with the Securities and Exchange Commission.




                                            ERNST & YOUNG LLP


Cleveland, Ohio

May 13, 1996